Exhibit 99.1

Shineco, Inc. Announces Apocynum Fiber and Comprehensive Utilization Industry Park Project Included in Official 13th Five-Year Plan of Bayingolin Mongol Autonomous Prefecture

BEIJING, August 9, 2018 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company") (NASDAQ: TYHT), a manufacturer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, announced today its Apocynum Fiber and Comprehensive Utilization Industry Park Project (the “Project”) has been included in the official 13th Five-Year Plan of Bayingolin Mongol (“Bazhou”) Autonomous Prefecture. The Project is operated by the Company's joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. ("Xinjiang Taihe").

The 13th Five Year Plan describes the strategy for Bazhou's development for 2016-2020 in the Korla National Economic and Technological Development Zone in Xinjiang and includes concrete targets regarding the environment and efficiency. As a key project of the 13th Five-Year Plan for Bazhou, the Company is expected to invest in the industrialization of Apocynum through its wholly owned subsidiary Shineco Beijing Technology Development Co., Ltd. The initial investment in the Project was approximately RMB1.1 billion and the second phase of investment is expected to be more than RMB4 billion. The Project includes the following, an Apocynum fiber comprehensive extraction plant, a hemp blended fiber plant, an apparel manufacturing plant, a biopharmaceutical plant, a health food factory, a research and innovation center as well as an e-commerce center. The Project is designed to optimize the agricultural industrial structure and industrial development in Bazhou and is expected to make great impact on the local society and the local economy.

Xinjiang is located in the heart of Eurasia and is a core region of the "One Belt and One Road" infrastructure plan. Within Xinjiang, Bazhou has a good industrial foundation in cotton spinning, weaving and dyeing, and pharmaceuticals. Bazhou’s infrastructure is conducive to the expansion of Apocynum blending, biotechnology and other industries. The Project combines the strengths of Apocynum products with the geographic advantages of Xinjiang, to stabilize the supply chain, and establish more effective distribution and marketing channels to promote the development of Xinjiang's regional economy and drive the rapid development of the local economy.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “After the signing of the cooperation agreement with the Development Zone Management Committee on November 15, 2017, our 'Apocynum Fiber and Comprehensive Utilization Industrial Park' project has progressed rapidly. In March 2018, it was approved by the Economic Development Bureau of the Development Zone. In April, the project was listed by the State of Bazhou as a ‘13th Five-Year Plan’ development project. We are excited that our project was included in the local ‘13th Five Year Plan’ project by the State of Bazhou and was referred to the provincial government for the Xinjiang Autonomous Region’s ‘13th Five-Year Plan’ project. This is very rare in non-state-owned investment projects and demonstrates the importance of the Apocynum industry for local economic development.”

Mr. Zhang continued, “With the strong support and cooperation of local governments in Bazhou, we believe that the development of the Project will be swift. Shineco plans to take on the mission and responsibility of societal development and contribute to the ‘One Belt and One Road’ infrastructure plan. Upon the completion of the Project, we estimate the revenue to reach RMB51.4 billion with a projected investment return at as high as 183.6%.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com